Exhibit 99.1

To: Directors and Officers, The Gorman-Rupp Company

Date: May 31, 2013

As previously communicated, The Gorman-Rupp Company 401(k) Plan will be changing its recordkeeper and available investment options. The new plan provider will be Bank of America Merrill Lynch (Merrill Lynch).

During the transition period to Merrill Lynch, there will be a “blackout period” in which participants in the 401(k) Plan will be temporarily unable to make any changes to the assets held in their Plan accounts. A Notice was sent to all participants in the 401(k) Plan on May 24, 2013 informing them of the “blackout period” and is attached to this letter for your reference. The “blackout period” begins at the close of business on June 24, 2013 and ends at the close of business on July 18, 2013.

Additionally, Directors and Officers of The Gorman-Rupp Company, and their immediate family members, also must refrain from buying and selling any Company stock during the “blackout period” to ensure that the Company is lawful in appearance and in-fact during this time in accordance with related SEC Regulations.

We will notify you when the “blackout period” has ended to verify that you can again buy or sell Company stock. Also, if you have any questions concerning this letter, please call Cathy Laux at 419-755-1272 or me at 419-755-1397.

Best regards,

Wayne L. Knabel

Chief Financial Officer

Copy: C.L. Laux

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